EXHIBIT 99.3

                IA GLOBAL - FINAL REMINDER OF WARRANT EXPIRATION

BURLINGAME, CA March 26, 2004/PRNewswire-FirstCall/ --

IA Global Inc. (Amex: IAO) today reminded Warrant holders that the company's Warrants expire on Monday, April 12, 2004 at 5:00 p.m. Eastern Time. As of December 31, 2003 there were 1,678,433 Warrants outstanding. The Warrants are traded on the American Stock Exchange under the ticker symbol IAO.WS. Warrants not exercised before 5:00 p.m. Eastern Time on April 12, 2004 will become void. Each Warrant is exercisable to purchase one Common Share of IA Global Inc. at a price of $3.50 per share. The closing price for the Common Shares on March 22, 2004 was $.29 per share, therefore, the company does not expect any of the Warrants to be exercised prior to expiration.

The company's CEO, Alan Margerison, said, "The Warrants were initially issued in 1999 in connection with the company's IPO. Last year, the company's Board voted to extend the original expiration date of the warrants for one year and reduced the exercise price from $9.00 to $3.50 per share of common stock. Following the extension period of one year, the Board has decided to let the warrants expire."

IA Global, Inc. is a technology, media and entertainment company. Through our 67% equity interest in Fan Club Entertainment Co., Ltd., a privately held Japanese company, we provide advertising, merchandising, publishing, website and data management services to Cyberbred Co., Ltd., an affiliated company which has recently signed a 5-year agreement with Marvel Entertainment Inc. and Marvel Characters Inc. to manage their fan club in Japan. In addition, we have developed an Internet acceleration product and service that uses a combination of highly advanced and proven compression and caching technologies to increase delivery of Internet and e-mail data to the end-user by an average of between 4-6 times. We recently formed a joint venture company in Australia named QuikCAT Australia Pty Ltd. to market and distribute our internet acceleration software service in the Australia and New Zealand markets. Finally, through our 60.5% equity ownership in Rex Tokyo Co. Ltd., a privately held Japanese company, we are a supplier and maintenance contractor of parts to the Pachinko and machine gaming industry in Japan.

For further information, contact:
Mark Scott
CFO
IA Global Inc.
533 Airport Blvd. Suite 400
Burlingame CA. 94010
Phone:650-685-2402
Fax: 650-685-2404
Email: scott@iaglobalinc.com
WebSite: www.iaglobalinc.com

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS IN THIS PRESS RELEASE REGARDING IA GLOBAL INC.'S BUSINESS, WHICH ARE NOT HISTORICAL FACTS, ARE "FORWARD-LOOKING STATEMENTS" THAT INVOLVE RISKS AND UNCERTAINTIES. FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS, SEE "RISK FACTORS" IN THE COMPANY'S PROSPECTUS. INVESTORS AND PROSPECTIVE INVESTORS SHOULD READ THIS PRESS RELEASE IN CONJUNCTION WITH THE COMPANY'S REPORTS ON FORM 10-K AND FORMS 10-Q AND OTHER FORMS AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.